Exhibit 99.B(d)(2)

Schedule B
to the
Investment Advisory Agreement
dated June 14, 1996
as amended June 30, 2003, December 10, 2003, September 16, 2004, October 28, 2005, December 7,
2006, December 10, 2007, December 3, 2008, September 17, 2009, December 9, 2009, September 14,
2010, June 21, 2011, December 6, 2011, March 26, 2012, December 10, 2013, June 25, 2014,
December 9, 2014 and September 15, 2015
between
SEI Institutional Investments Trust
and
SEI Investments Management Corporation
(formerly, SEI Financial Management Corporation)

This Schedule B supersedes Schedule A to the Investment Advisory Agreement between SEI Institutional Investments Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated June 14, 1996.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund	0.40%
Large Cap Diversified Alpha Fund	0.40%
Large Cap Index Fund	0.17%
Small Cap Fund	0.65%
Emerging Markets Equity Fund	1.05%
Emerging Markets Debt Fund	0.85%
Core Fixed Income Fund	0.30%
High Yield Bond Fund	0.4875%
Large Cap Disciplined Equity Fund	0.40%
Small/Mid Cap Equity Fund	0.65%
Long Duration Fund	0.30%
Global Equity Fund	0.60%
World Equity Ex-US Fund	0.55%
Real Return Fund	0.22%
U.S. Managed Volatility Fund	0.65%
Opportunistic Income Fund (f/k/a Enhanced LIBOR Opportunities Fund)	0.45%
Screened World Equity Ex-US Fund	0.65%
Strategic U.S. Large Cap Equity Fund	0.40%
Dynamic Asset Allocation Fund	0.60%
Ultra Short Duration Bond Fund	0.15%
Extended Market Index Fund	0.12%
Multi-Asset Real Return Fund	0.55%
Small Cap II Fund	0.65%
Long Duration Credit Fund	0.30%
S&P 500 Index Fund	0.03%
Limited Duration Bond Fund	0.25%
Intermediate Duration Credit Fund	0.25%
Global Managed Volatility Fund	0.65%

SEI Institutional Investments Trust		SEI Investments Management Corporation

By:	/s/ Aaron C. Buser	By:	/s/ William T. Lawrence
Name:	Aaron C. Buser	Name:	William T. Lawrence
Title:	Vice President	Title:	Vice President